9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801)619-9320 Office	(591-2)244-4140 Oficina	(591-3)312-1148 Oficina
(801)619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Completes Debenture Agreement

Company Settles Existing Payment Obligations on
Buen Futuro Gold and Copper Property

        SALT LAKE CITY, UTAH—(BusinessWire) — November 14, 2005 — (MYNG, OTCBB) Golden Eagle International, Inc. announced today that it has completed a convertible debenture agreement with an existing accredited shareholder for a loan of $249,000.00 to the Company. Golden Eagle has received the funds, which were used by the Company to settle existing payment obligations without paying previously incurred penalties and interest on its gold and copper property, Buen Futuro, located in eastern Bolivia’s Precambrian Shield. The Company now only owes four monthly payments of $12,500 to completely satisfy its financial obligations under the Buen Futuro purchase agreement.

        Terry Turner, Golden Eagle’s CEO stated: “We are extremely encouraged that funding by one of our longstanding shareholders has permitted us to continue with our vision of the Buen Futuro gold and copper deposit in Bolivia and to move forward with this component of our business plan.”

        If Golden Eagle is successful in obtaining its minimum financing requirement for its Buen Futuro project of $10 million, it intends to move its 3,500 tpd Gold Bar mill and CIP gold plant located in Eureka, Nevada to its Buen Futuro site 168 miles north of Santa Cruz, Bolivia. The Company has focused its development efforts on its 75-acre “A Zone” within the Buen Futuro project, which has produced the majority of its drill data along the Ascension Gold-Copper Trend. However, the results last year of Golden Eagle’s remote sensing study indicated that the Ascension Gold-Copper Trend was much larger than initially thought. That study consisted of an interpretation of satellite images, aerial photographs, open-file airborne magnetic and radiometric data. Historic reconnaissance exploration data of the Trend was further re-examined and modern computer-based methods for an integrated data interpretation were applied. In addition, the results of geological mapping over 44 linear miles, magnetic ground surveys of over 9 miles and soil sampling over a distance of 18 miles, as well as electromagnetic (HLEM) data along two extensive test lines were analyzed. The study demonstrated that the Ascension Gold-Copper Trend, which appears to be a series of volcanogenic massive sulphide (VMS) deposits, is now likely to extend over at least 21 linear miles within Golden Eagle’s Precambrian landholding of 136,500 acres.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        Golden Eagle recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Sabrina Martinez — Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

        The statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic conditions and financial markets, changes in gold and copper prices, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The funding of the Buen Futuro property from the debenture proceeds of $249,000 and the Company’s remote sensing study results should not be construed by any means as an indication of the value of the Company or its common stock. Additionally, such funding should not be construed by any means as an indication of whether we will ever conduct successful mining operations on the Buen Futuro property. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

_________________

Back to 8-K